Continental Assurance Company

Administrative Office:            A Stock Company     Home Office:
100 CNA Drive                                         CNA Plaza
Nashville, Tennessee 37214                            Chicago, Illinois 60685

                        READ YOUR POLICY CAREFULLY

This is a legal contract between you, the owner, and Continental Assurance Company (referred to as the Company, we, us and our).

We will pay the Death Proceeds to the beneficiary when we receive due proof of the Insured's death while this policy is in force.

Premiums are payable during the lifetime of the Insured or until the Insured's age 95.


RIGHT TO EXAMINE POLICY - If for any reason you are not satisfied with this policy, you may return it to: (a) the agent through whom it was purchased; or
(b) our Administrative Office within 10 days after you receive it. We will refund an amount equal to the total of all premiums paid.


Signed for the Company at its Executive Office, CNA Plaza, Chicago, Illinois 60685 on the Policy Date.



Chief Executive Officer                              Group Vice President



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


Cash Value benefits provided by this policy are based on the investment performance of the Subaccounts of the Variable  Account and may  increase  or  decrease  and are not  guaranteed  as to  dollar  amount.  The amount of the death benefit  may vary based on the investment  performance of the Subaccounts of the Variable  Account but it will never be less than the Specified  Amount.  The Death
Benefit Provisions begin on page 17.


                                            FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                                                       Adjustable Death Benefit
                                               Death Proceeds Payable at Insured's Death
                                                           Non-Participating
                                              Investment Experience Reflected in Benefits
VUL-101 (6/01) NY                                                                                  Page 17
                                                            POLICY SCHEDULE

Owner:                     [John Doe]
Insured:          [John Doe]                         Insured's Age:    [35]
Insured's Sex:             [Male]                             Policy Date:      [July 1, 2001]
Policy Number:    [1234567]
Risk Class:                [Preferred - Nonsmoker]

Beneficiary:               As stated in the application for this policy unless changed in accordance with policy provisions

Administrative Office:              [100 CNA Drive, Nashville, TN  37214] [1-800-262-1755]

Death Benefit Option:               [1]
Monthly Date:                       [1st] Day Of Each Month

Specified Amount:                                    [$100,000]
Minimum Specified Amount:                            $100,000
Minimum Change In Specified Amount:         $  25,000

Initial Premium:                                     [$1,459.40 Annually]
Planned Premium:                                     [$2,000.00 Annually]
Minimum Additional Premium Payment:         [$50.00]
Guideline Annual Premium Payment:                    [$3,261.39 Annually]
Lapse Prevention Premium:                            [$1,459.40 Annually]
Lapse Prevention Guarantee Period:                   [5 years]

Minimum Partial Surrender Amount:                    [$500.00]

Minimum Loan Amount:                                 [$500.00]
Policy Loan Interest Rate:                           [8%]
Preferred Policy Loan Credited Rate:                          [8%]
Policy Loan Credited Rate:                           [6%]


*Please be advised that, even if Planned Premiums are paid, the policy might not mature due to a change in the interest  rate being credited on the Fixed Account, the investment performance of the funds in the Variable  Account, changes in the policy expense loads or costs of insurance, loans and partial withdrawal activities or changes in death benefit options.
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



                                                           CHARGES AND FEES
                                                           (Maximum Charges)

PREMIUM CHARGES:

         Policy Years 1 - 10:                        [7.5%] of premium payments up to the target premium
                                                     payment

         Policy Years 11+:                           [5.5%] of premium payments up to the target premium
                                                     payment

         All Years:                                  [3.5%] of premium payments in excess of the target
                                                     premium payment


EXPENSE CHARGES:

         Policy Years 1 - 10:                        [.002477%] (Daily Factor);
                                                     ([0.90%] Approximate Annual Rate)

         Policy Years 11+:                           [.001236%] (Daily Factor);
                                                     ([0.45%] Approximate Annual Rate)


POLICY CHARGES:

         Monthly Policy Fee:                         First Policy Year [$ 26.00]
                                                     Thereafter                 [$  6.00]

         Cost of Insurance:                          See Monthly Cost of Insurance Provision


TRANSACTIONAL CHARGES:

         Monthly Specified Amount Increase Fee
           (For First 12 Months After Increase):     [$10.00]

         Transfer Processing Fee:                    [$25] Each After First [12] In A Policy Year
                                                     (Assessed After The First [12] Transfers In A Policy Year.)
SURRENDER CHARGE:

         The initial surrender charge is [$ 11.00] per $1,000 of Specified Amount.

         The initial surrender charge grades down to zero over 15 years:

                           100% Of The Surrender Charge In Policy Years 1-6
                           80% Of The Surrender Charge In Policy Year 7
                           70% Of The Surrender Charge In Policy Year 8
                           60% Of The Surrender Charge In Policy Year 9
                           50% Of The Surrender Charge In Policy Year 10
                           40% Of The Surrender Charge In Policy Year 11
                           30% Of The Surrender Charge In Policy Year 12
                           20% Of The Surrender Charge In Policy Year 13
                           10% Of The Surrender Charge In Policy Year 14
                           No Surrender Charge In Policy Years 15 And Later


FIXED ACCOUNT:

                  Minimum Guaranteed Interest Rate:  4.00%
                  Current  Interest  Rate as of Effective  Date: [x%.] The current interest  rate  applies only to premium  payments allocated or  transferred  to the Fixed Account during the calendar month  following the Policy Date. This rate is guaranteed for one Policy Year.


ALLOCATION GUIDELINES:

1.       Currently, you may select as many Investment Options as you wish.  We reserve the right to limit this in the future.
2.       Currently, you may also select the Fixed Account which is available at the time the premium payment or transfer is made.
3.       The initial  premium  payment will be credited on the Policy Date. The initial  premium will be allocated to the Investment
                  Options no later than the latest of:
                  a.       Two Business Days after the Policy Date;
                  b.       Two Business Days after our receipt of your initial premium at our Administrative Office; or
                  c.       The date our underwriters approve this policy.
                  Additional premium payments will be credited to your policy as of the Business Day they are received.
4.       Allocation percentages must be in whole numbers.  Each allocation must be at least [1%].


TRANSFERS:

         Number of Free Transfers:  Currently, you are allowed [12] free transfers each Policy Year.

         Transfer  Processing  Fee:  For each  transfer in excess of the free transfers permitted,  the  transfer  processing fee is
         [$25.00].  Transfers  made pursuant to a  prescheduled  transfer will not be counted in determining the application  of the transfer processing fee.

         Minimum Amount to be  Transferred: The minimum amount which may be  transferred is [$250.00] or your entire interest in any
         Subaccount or the Fixed Account, if less.This requirement is waived if the transfer is pursuant to a prescheduled transfer.

         Prescheduled  Transfers: You may elect the dollar cost averaging  option or the automatic transfer  option.  However,  that portion of the Cash Value held in the Fixed Account is included in any prescheduled  transfer  option. We reserve the right to limit the availability of the Fixed Account option or Subaccount for a prescheduled transfer.
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

                                                          INVESTMENT OPTIONS

[Federated Prime Money Fund II]                              [American Century VP Income & Growth Fund]
[Federated High Income Bond Fund II]                         [American Century VP Value Fund]
[Federated Utility Fund II]
                                                             [Templeton Asset Strategy Fund]
[Fidelity VIP Equity-Income Portfolio]                       [Templeton Developing Markets Securities Fund]
[Fidelity VIP II Asset Manager Portfolio]
[Fidelity VIP II Contrafund(R)Portfolio]                      [Lazard Retirement Equity Portfolio]
[Fidelity VIP II Index 500 Portfolio]                        [Lazard Retirement Small Cap Portfolio]

[Alger American Small Capitalization Portfolio]              [Morgan Stanley International Magnum Portfolio]
[Alger American MidCap Growth Portfolio]                     [Morgan Stanley Emerging Markets Equity
[Alger American Growth Portfolio]                            Portfolio]
[Alger American Leveraged AllCap Portfolio]
                                                             [Janus Aspen Series Growth Portfolio]
[MFS Emerging Growth Series]                                 [Janus Aspen Series Capital Appreciation Portfolio]
[MFS Research Series]                                        [Janus Aspen Series Balanced Portfolio]
[MFS Investors Trust Series]                                 [Janus Aspen Series International Growth Portfolio]
[MFS Total Return Series]                                    [Janus Aspen Series Worldwide Growth Portfolio]
                                                             [Janus Aspen Series Flexible Income Portfolio]
[Alliance Premier Growth Portfolio]
[Alliance Growth and Income Portfolio]


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



                                                 ADDITIONAL BENEFITS PROVIDED BY RIDER

                                                                         MONTHLY COST
BENEFIT DESCRIPTION                         EXPIRY DATE                   OF RIDER

[Additional Insurance Rider                 July 1, 2046               [$8.19]
         [$100,000]]

[Term Insurance On Children - [10-] Units   July 1, 2031               [$4.75]
         Each Unit Provides $1,000 Of Coverage For Each Child]]

[Other Insured Term Rider                   July 1, 2036               [$14.04]
         [$100,000]]

[Accidental Death Benefit                   July 1, 2036               [$7.92]
         [$100,000]]

Please be advised that the Additional Insurance Rider and the Other Insured Term Rider do not develop any separate policy values. However, the addition of these riders may affect the base policy values.


                                           TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES
                                                   PER $1,000 OF NET AMOUNT AT RISK


Attained                                   Attained
Age               Cost                     Age               Cost

35                   0.1409                       66                  1.9712
36                   0.1476                       67                  2.1810
37                   0.1568                       68                  2.4066
38                   0.1668                       69                  2.6534
39                   0.1785                       70                  2.9327
40                   0.1910                       71                  3.3018
41                   0.2061                       72                  3.6178
42                   0.2211                       73                  4.4020
43                   0.2386                       74                  4.5207
44                   0.2562                       75                  5.0372
45                   0.2771                       76                  5.5904
46                   0.2997                       77                  6.1755
47                0.3239                    78                  6.7869
48                0.3498                    79                  7.4404
49                0.3791                    80                  8.1625
50                0.4101                    81                  8.9732
51                0.4469                    82                  9.8981
52                0.4896                    83                 10.9520
53                0.5374                   84                  12.1185
54                0.5928                   85                  13.3746
55                0.6540                   86                  14.6986
56                0.7220                   87                  16.0813
57                0.7943                   88                  17.4968
58                0.8725                   89                  18.9660
59                0.9609                   90                  20.5121
60                1.0595                   91                  22.1655
61                1.1692                   92                  23.9872
62                1.2942                   93                  26.0664
63                1.4371                   94                  28.7843]
64                1.5990
65                1.7781

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

THE MAXIMUM COST OF INSURANCE RATES DO NOT EXCEED THE COST OF INSURANCE  RATES BASED ON THE  APPLICABLE  (MALE OR FEMALE,  SMOKER OR
NONSMOKER) 1980 COMMISSIONERS STANDARD ORDINARY MORTALITY TABLE, AGE NEAREST BIRTHDAY.

The table below gives the "applicable percentage" for each Attained Age in accordance with Section 7702 of the Internal Revenue Code


                    APPLICABLE PERCENTAGE OF CASH VALUE TABLE

                   Percentage of                   Percentage of
  Attained Age     Policy Value    Attained Age    Policy Value
----------------- ---------------- -------------- ----------------
   Through 40           250             61              128
       41               243             62              126
       42               236             63              124
       43               229             64              122
       44               222             65              120
       45               215             66              119
       46               209             67              118
       47               203             68              117
       48               197             69              116
       49               191             70              115
       50               185             71              113
       51               178             72              111
       52               171             73              109
       53               164             74              107
       54               157         75 thru 90          105
       55               150             91              104
       56               146             92              103
       57               142             93              102
       58               138             94              101
       59               134             95              100
       60               130




                              SUPPLEMENTAL SCHEDULE

                   SCHEDULE OF MONTHLY COST OF INSURANCE RATES
          WAIVER OF MONTHLY DEDUCTION RATES PER $1 OF MONTHLY DEDUCTION


                         Attained
                         Age                                Cost
                         [35                                           0.0579
                              36                                       0.0585
                              37                                       0.0588
                              38                                       0.0591
                              39                                       0.0594
                              40                                       0.0599
                              41                                       0.0607
                              42                                       0.0621
                              43                                       0.0640
                              44                                       0.0668
                              45                                       0.0704
                         46                                 0.0757
                         47                                 0.0828
                         48                                 0.0912
                         49                                 0.1003
                         50                                 0.1097
                         51                                 0.1188
                         52                                 0.1270
                         53                                 0.1338
                         54                                 0.1386
                         55                                 0.1416
                         56                                 0.1433
                         57                                 0.1440
                         58                                 0.1442
                         59                                 0.1443
                         60                                 0.1394
                         61                                 0.1325
                         62                                 0.1236
                         63                                 0.1127
                         64                                 0.0998]


TABLE OF CONTENTS

Policy Schedule...............................................................2

Definitions...................................................................12

General Policy Provisions
Entire Contract...............................................................13
Incontestability..............................................................13
Suicide.......................................................................13
Error in Age or Sex...........................................................13
Payment of Proceeds ..........................................................13
Postponement of Payments......................................................13
Right to Defer Payments from the Fixed Account................................14
Termination ..................................................................14
Annual Report.................................................................14
Non-Participating.............................................................14
Currency......................................................................14
Signature Guarantee...........................................................14

Owner, Beneficiary and Assignment Provisions
Owner.........................................................................14
Contingent Owner..............................................................14
Beneficiary...................................................................14
Assignment....................................................................15

Premium Provisions
Premium Payments..............................................................15
Premiums in Violation of Tax Guidelines.......................................15
Grace Period..................................................................16
Reinstatement.................................................................16
Lapse Prevention Guarantee....................................................16

Death Benefit Provisions
Death Benefit.................................................................17
Death Benefit Charges.........................................................17
Death Proceeds................................................................17
Payment of Claims.............................................................18
Changes in Variable Death Benefits............................................18

Policy Value Provisions
Cash Value....................................................................18
Subaccount....................................................................18
Policy Loan Account...........................................................18
The Fixed Account.............................................................18
Interest Crediting............................................................19
Minimum Values................................................................19
Basis of Computations.........................................................19

Policy Cost Factors
Monthly Deduction.............................................................19
Monthly Cost of Insurance.....................................................19
Monthly Policy Fees...........................................................19
Expense Charge................................................................19
Premium Charges...............................................................19
Surrender Charge..............................................................19
Transfer Processing Fee.......................................................19
Changes in Policy Cost Factors................................................20
Charges after the Insured's 95th Birthday.....................................20

Surrender Provisions
Total Surrender...............................................................20
Partial Surrenders............................................................20

Loan Provisions
Maximum Loan Value............................................................20
Policy Loan...................................................................20
Loan Interest.................................................................21
Loan Repayment................................................................21
Termination of Policy.........................................................21
Effect of Loan................................................................21
Right to Defer Payment of Loan................................................21
Consulting a Tax Advisor......................................................21

The Variable Account
Variable Account..............................................................21
Investments of the Variable Account...........................................22
Valuation of Assets...........................................................22
Change in Operation of the Variable Account...................................22
Accumulation Units............................................................22
Accumulation Unit Value.......................................................22
Net Investment Factor.........................................................22

The Fixed Account.............................................................23

Transfer Provisions
Transfer Rules................................................................23
Transfer Processing...........................................................23

Conversion Provisions
Right to Exchange.............................................................24
Conversion for Material Change................................................24

Optional Modes of Settlement..................................................25


DEFINITIONS

Attained Age: The Issue Age plus the number of full Policy Years since your policy was issued.

Business Day: Any day that the New York Stock Exchange is open for business.

Cash Surrender Value: The Cash Value less any surrender charge.

Cash Value: The total of all values under this policy held in the Variable Account, the Fixed Account and the Policy Loan Account.

Death Proceeds: The amount of money payable to the beneficiary if the Insured dies while this policy is in force.

Debt: Any amount you owe us as the result of a policy loan. This includes any accrued loan interest.

Insured: The person, named on the Policy Schedule, whose life is insured by this policy.

Investment Option: An investment choice within the Variable Account available under the policy. Investment Options available on the Policy Date are shown on the Policy Schedule.

Issue Age: The Insured's age as of the nearest birthday on the Policy Date.

Monthly Date: The same day as the Policy Date for each succeeding month.

Planned Premium: The premium amount shown on the application which the applicant plans to remit periodically in the mode specified on the application.

Policy Anniversary: The same day as the Policy Date for each succeeding Policy Year.

Policy Date: The date coverage under this policy becomes effective and from which the Incontestability and Suicide provisions are determined. If this policy was issued as a conversion from any other policy we issued, the Policy Date will be the date of the converted policy.

Policy Loan Account: That portion of the Cash Value resulting from a policy loan.

Policy Year: The twelve month period beginning on the Policy Date and ending the day before the same date in the next calendar year; and each succeeding twelve month period.

Net Cash Value: Cash Surrender Value less any Debt.

Specified Amount: A dollar amount used to determine the death benefit of your policy. It is shown in the Policy Schedule.

Subaccount: A subdivision of the Variable Account which is invested in a corresponding Investment Option.

Variable Account: Continental Assurance Company Variable Life Separate Account.

Written Notice: A notice or request signed by you and received and recorded at our Administrative Office.

GENERAL POLICY PROVISIONS

Entire Contract: We have issued this policy in consideration of the application and initial premium payment. A copy of the application is attached to and made a part of this policy. The policy, including the application and any attached riders or endorsements, forms our entire contract with you.

All statements made by or for the Insured in the application or any supplemental application will be considered representations and not warranties. We will not use any statement made by or for the Insured to deny a claim unless the statement is in the application or supplemental application and a copy of the statement has been furnished to the claimant.

Incontestability: We cannot contest this policy after it has been in force during the lifetime of the Insured for two (2) years from the Policy Date; nor can we contest any increased benefit or reinstatement after it has been in force, while the Insured is alive, for two (2) years after the effective date of such increase or reinstatement.

We cannot contest this policy, any reinstatement or any increase in benefits after the policy date of the policy, reinstatement or increase in benefits unless:

1. An answer in the application for the policy, reinstatement or increase in benefits was not true or complete; and

2. If we had known the truth, we would not have issued the policy as we did or increased the benefits.

Suicide: If the Insured commits suicide within two (2) years from the Policy Date, our liability shall be limited to the premiums paid prior to death, less any Debt and less any partial surrenders.

Error in Age or Sex: If the age or sex of the Insured has been misstated, all payments and benefits under the policy will be those which the premiums paid would have purchased at the Insured's correct age or sex. Underpayments will be paid immediately in one sum with interest at 6% per year. Overpayments will be deducted from future payments until the total is repaid with interest at 6% per year.

Payment of Proceeds: Unless an optional mode of settlement is elected, all benefits will be paid in one sum to the beneficiary.

Postponement of Payments: We will pay surrender proceeds or the amount of a policy loan as soon as possible after we receive your Written Notice. We will pay any Death Proceeds when we receive due proof of death. (Due proof of death includes all information we may reasonably require.)

The payment or transfer from the Variable Account may be postponed if:

     1.   The New York Stock Exchange is closed, other than customary weekend or
          holiday  closing,   or  trading  on  the  exchange  is  restricted  as
          determined by the Securities and Exchange Commission ("SEC"); or

     2.   The SEC permits, by an order, the postponement for your protection; or

     3. The SEC determines that an emergency exists that would make the disposal of securities held in the Variable Account or determination of their value not reasonably practicable.

Deferral of Payments: We have the right to defer payment of any surrender from the Fixed Account for up to six (6) months from the date we receive your Written Notice, unless the law in your state provides otherwise. We will pay interest on any amount requested if said funds are not delivered to you within ten (10) days of our receipt of your request for such amount. We will not pay interest amounts that are less than $25.

Termination: This policy will terminate on the date when the earliest of the following events occurs:

     1.   You request in writing that coverage terminate; or

     2.   The Insured dies; or

     3.   The grace period ends and sufficient premium has not been paid.

Annual Report: At least once each Policy Year, we will send you a report showing current Cash Values and any other information required by law or regulation. We will mail this report to you at your last known address.

Non-Participating: This policy will not share in our profits or surplus earnings.

Currency: Any money we pay, or that is paid to us, must be in United States currency.

Signature Guarantee: For your protection, a request for surrender, policy loan, or a change in ownership must be by Written Notice. We may require the signature to be guaranteed by a member firm of the New York, Boston, Midwest, Philadelphia, or Pacific Stock Exchange, or by a commercial bank (not a savings bank), which is a member of the Federal Deposit Insurance Corporation. In some cases, the Company may require additional documentation of a customary nature.

OWNER, BENEFICIARY AND ASSIGNMENT PROVISIONS

Owner: The person(s) or entity(ies) named in the Policy Schedule who has all rights under this policy while the Insured is living. Your rights in this policy belong to your estate if you die before the Insured dies and there is no joint owner or contingent owner. All references to owner shall include joint owners. If there is more than one owner, each owner shall be a joint owner of the policy. Joint owners have equal ownership rights and both must authorize any exercising of these rights except for transfers and allocations.

Contingent Owner: The contingent owner, if any, will become the owner if the named owner dies before the date of the Insured's death. In the event of Joint Owners, the contingent owner will become the owner if both named joint owners die before the Insured. The contingent owner, if any, is as named in the application, unless changed. You may name a contingent owner at any time while the Insured is living. Such designation must be by Written Notice. Once recorded, the designation will be effective as of the date the Written Notice was signed. Such change will not affect any payment we make or action we take before it was recorded.

Beneficiary: There are two categories of beneficiary - primary and contingent. The primary beneficiary is the person to whom the Death Proceeds are paid when the Insured dies. The contingent beneficiary, if any, will become the beneficiary if no primary beneficiary is living on the date of the Insured's death. The primary beneficiary and contingent beneficiary on the Policy Date are as named in the application. More than one primary or contingent beneficiary may be named. If more than one primary beneficiary is alive when the Insured dies, we will pay such primary beneficiaries in equal shares unless you have provided otherwise.

If any beneficiary dies before the Insured, that beneficiary's interest in the death benefit will end.

If any beneficiary dies at the same time as the Insured, or within thirty (30) days after the Insured, that beneficiary's interest in the death benefit will end if no benefits have been paid to that beneficiary. If the interest of all designated beneficiaries has ended when the Insured dies, we will pay the death benefit to you. If you are not living at that time, we will pay the death benefit to your estate.

While the Insured is alive, you may change any beneficiary. Any change must be by Written Notice. Once recorded, the change will take effect as of the date you signed it. Such change will not affect any payment we make or action we take before it was recorded. An irrevocable beneficiary must consent in writing to any change in beneficiary.

Assignment: While the Insured is living, you may assign any or all rights under your policy. Assignment of all rights is a change of ownership. An irrevocable beneficiary must agree in writing to any assignment. We will not be bound by any assignment unless it is by Written Notice. An assignment will not affect any payments we have made or actions we have taken before we receive notice of the assignment. We are not responsible for the sufficiency or validity of any assignment.

PREMIUM PROVISIONS

Premium Payments: The initial premium is due on the Policy Date. Other premiums may be required as described below. Unless specified, any payments received will be considered premiums and not loan repayments.

All premiums must be sent to us at our Administrative Office. A receipt signed by one of our authorized officers will be furnished upon request.

You may change the allocation for future premiums at any time while your policy is in force by Written Notice. The change will take effect on the date we receive your request at our Administrative Office.

Future premium payments will be required if additional premium payments are necessary to keep the policy in force in accordance with the grace period provision.

Premiums are allocated to one or more Subaccounts of the Variable Account or to the Fixed Account in accordance with your election. We will accept subsequent premiums at any time. All subsequent premiums are allocated in the same manner as the initial premium payment unless you direct us otherwise. Allocations of premiums are subject to the allocation guidelines shown on the Policy Schedule.

Premiums in Violation of Tax Guidelines: If a premium payment would cause the policy to be disqualified as life insurance under the Internal Revenue Code, the policy owner has three (3) options:

     1. Request the amount of the premium payment that exceeds tax law guidelines to be refunded;

     2.   Allow the policy to become a modified endowment contract; or

     3.   Request an increase in the policy's Specified Amount.

If the policy owner elects to allow the contract to become a modified endowment contract, Written Notice will be required. Additional evidence of insurability may be required if the policy owner requests an increase in the policy's

Specified Amount.

If the policy owner does not elect an option, the amount of the premium that exceeds tax law guidelines will be refunded.

Grace Period: If the Net Cash Value on any Business Day is not sufficient to cover any charges and fees which are due but unpaid, a grace period of sixty-one
(61) days will be allowed for the payment of sufficient premium to keep your policy in force. A minimum payment of a sum equal to two (2) monthly deductions must be paid. We will send you a notice at the start of the grace period to your last known address and to any assignee. The grace period will end sixty-one (61) days after we mail you the notice.

If sufficient premium is not paid by the end of the grace period, the policy will terminate without value. If the Insured dies during the grace period, we will pay the Death Proceeds. (See the Death Benefit Provisions for details.)

If the lapse prevention guarantee described below is in effect, the grace period will not apply until the beginning of the Policy Year following the lapse prevention guarantee period shown on the Policy Schedule.

Reinstatement: If this policy terminates as provided in the grace period provision, you may apply to reinstate this policy unless you have surrendered it for its Net Cash Value. To reinstate this policy, you must:

     1. Submit a written request at any time within three (3) years after the end of the grace period;

     2.   Provide proof of insurability satisfactory to us;

     3.   Pay an amount large enough to pay the next two (2) monthly deductions;

     4. Pay any negative Cash Surrender Value that existed at the end of the grace period; and

     5. Repay or reinstate any Debt which existed at the end of the grace period.

The effective date of a reinstatement will be the Monthly Date on or next following the date we approve the application for reinstatement.

If a surrender charge was applied when the policy lapsed, the surrender charge applied will be credited to the Cash Value. The surrender charge on the date of reinstatement will be the same as it was on the date of lapse. For the purpose of determining the surrender charge on any date after the effective date of reinstatement, the period the policy was lapsed will not count. Unless you have provided otherwise, the allocation of the amount of the surrender charge, additional premiums, and loan repayments will be based on the allocations in effect at the start of the grace period.

Lapse Prevention Guarantee: The Company guarantees that the policy will not lapse during the lapse prevention guarantee period shown on the Policy Schedule if, throughout that period, (1) equals or exceeds (2) where:

     1. Is the aggregate premium payments made less the amount of any surrenders (including applicable surrender charges) less any loan amount; and

     2. The minimum monthly lapse prevention guarantee premium multiplied by the number of complete months since the Policy Date, including the current month.

DEATH BENEFIT PROVISIONS

Death Benefit: We will pay the death benefit as soon as we receive due written proof that the Insured has died while this policy is in force.

If Death Benefit Option 1 is shown on the Policy Schedule, the death benefit will be the greater of:

     1.   The Specified Amount; or

     2.   The applicable percentage of the Cash Value on the date of death.

If Death Benefit Option 2 is shown on the Policy Schedule, the death benefit will be the greater of:

     1.   The Specified Amount plus the Cash Value on the date of death; or

     2.   The applicable percentage of Cash Value on the date of death.

Death Benefit Changes: Death benefit changes are made only by Written Notice. You may change the Specified Amount after this policy has been in force for one
(1) year. A change will be effective on the Monthly Date following our approval or recording of the change. Any change is subject to the following:

     1. A decrease will be applied first against prior increases, if any, on a last-in, first-out basis, then against the initial Specified Amount. A decrease in Specified Amount shall not reduce the Specified Amount lower than the minimum Specified Amount shown on the Policy Schedule. A pro rata share of any applicable surrender charge may apply;

     2.   An increase will require proof of insurability.

We will show the effective date of any change in Specified Amount in a Supplemental Policy Schedule we will send you. Any changes are subject to the minimum Specified Amount and the minimum change in Specified Amount shown on the Policy Schedule.

You may change the death benefit from Death Benefit Option 2 to Death Benefit Option 1. This will increase the Specified Amount by the amount of Cash Value.

You may change the death benefit from Death Benefit Option 1 to Death Benefit Option 2. Proof of insurability satisfactory to us is required. In such case, the Specified Amount will be reduced by the amount of Cash Value so that the death benefit is not increased as of the date of change.

Death Proceeds:  The Death Proceeds equals:

     1.   The death benefit provided by your policy; plus

     2. Any insurance on the Insured's life that may be provided by riders to your policy; less

     3.   Any Debt; less

     4.   Any due and unpaid charges and fees.

We will pay the Death Proceeds after we receive due proof of death and such other information as we may reasonably require at our Administrative Office. The Death Proceeds will be adjusted under certain conditions. Refer to the Incontestability, Suicide, and Error in Age or Sex Provisions.

Payment of Claims: When this policy becomes a claim by the death of the Insured, settlement will be made upon receipt of due proof of death. If proceeds are not paid within thirty (30) days of receipt of due proof of death, the payment will include interest at the legal rate from the date of death of the Insured until the date the claim is paid.

Changes in Variable Death Benefits: Any changes in variable death benefits will be determined at least annually.

POLICY VALUE PROVISIONS

Cash Value: The Cash Value is the sum of the value in each Subaccount, the Fixed Account and the Policy Loan Account. The value in each Subaccount on the Policy Date is equal to the portion of the initial premium allocated to the Subaccount.

The Cash Value reflects net premiums paid (premiums paid less premium charges), monthly deductions, the investment experience of the Subaccounts selected, any interest credited on the Fixed Account, any interest earned or interest charged on amounts allocated to the Policy Loan Account, and any deductions due as a result of a transfer or a partial surrender.

Subaccount: The value in each Subaccount on each subsequent Business Day is equal to:

     1. The value in the Subaccount on the preceding Business Day multiplied by its net investment factor; plus

     2.   Any amounts allocated to the Subaccount; plus

     3.   Any amounts transferred to the Subaccount; less

     4.   Any amounts transferred from the Subaccount; less

     5. The portion of any charges which are due and charged to the Subaccount, less

     6.   Any partial surrender amounts allocated to the Subaccount.

Policy Loan Account: The value in the Policy Loan Account is zero, unless you take a policy loan. On the Business Day a policy loan is taken, the value in the Policy Loan Account is equal to the amount of the loan.

The value in the Policy Loan Account on each subsequent Business Day is equal to:

     1.   The value in the Policy Loan Account on the  preceding  Business  Day;
          plus

     2.   Guaranteed interest credited; plus

     3. Any amounts transferred to the Policy Loan Account because of additional policy loans; plus

     4.   Any due and unpaid loan interest during the current Business Day; less

     5. The amount of any loan repayments you make during the current Business Day.

Fixed Account:  The value in the Fixed Account is equal to:

     1.   The premiums allocated to the Fixed Account; plus

     2.   Guaranteed interest credited; plus

     3.   Any excess interest credited; plus

     4.   Any amounts transferred to the Fixed Account; less

     5.   Any amounts transferred from the Fixed Account; less

     6. The portion of any charges which are due and charged to the Fixed Account; less

     7. Any surrender amounts and surrender charges deducted from the Fixed Account.

Interest Crediting: We credit interest daily to the Fixed Account at the minimum guaranteed interest rate shown on the Policy Schedule. We may credit excess interest to the Fixed Account in an amount which we will declare from time to time. Declared interest rates will be guaranteed for one Policy Year.

Minimum Values: Your policy values are at least equal to those set by law in the state where the policy was issued. Where required, we have given insurance regulators a detailed statement of how we compute values and benefits.

Basis of Computation: All values are based on the applicable (male or female, smoker or non-smoker) Commissioners 1980 Standard Ordinary Mortality Table, Age Nearest Birthday.

POLICY COST FACTORS

Monthly Deduction: Each Monthly Date, we will make certain deductions from the Cash Value of your policy. The monthly deduction is for:

1.       Cost of insurance for the following month;
2.       The monthly cost of any rider attached to this policy; and
3.       The monthly policy fee.

The first monthly deduction will be determined as of the Policy Date.

The monthly deduction will be deducted on a pro-rata basis from the Cash Surrender Value allocated to the Subaccounts and the Fixed Account.

Monthly Cost of Insurance Rate: We determine the monthly cost of insurance rate each year as of the Policy Anniversary. This rate will be charged for the next Policy Year. The monthly cost of insurance rate will not exceed the maximum guaranteed monthly cost of insurance rate shown on the Policy Schedule.

Monthly Policy Fee: The monthly policy fee is shown on the Policy Schedule.

Expense Charge: We deduct an expense charge daily from each Subaccount of the Variable Account. The expense charge is shown on the Policy Schedule.

Premium Charges: Premium charges are levied on premiums received as shown on the Policy Schedule.

Surrender Charge: A surrender charge may be deducted if you make a full or partial surrender. A surrender charge may also be applicable when you reduce the Specified Amount. The initial surrender charge is shown on the Policy Schedule.

The initial surrender charge is a charge per $1,000, multiplied by the Specified Amount divided by 1,000, plus a charge for any applicable riders or substandard ratings. Any increases in the Specified Amount may result in additional surrender charges being imposed on the amount of such increase. The charge per $1,000 varies by Issue Age, sex, and risk classification.

Transfer Processing Fee: Transfer processing fees are levied when the number of transfers among Subaccounts and/or the Fixed Account exceeds the number of free transfers allowed in a Policy Year. The amount of the transfer processing fee and the number of free transfers are shown on the Policy Schedule.

Changes in Policy Cost Factors: Changes in cost of insurance rates, credited interest rates, policy expense charges or other charges will be by class and will be based on changes in future expectations of such elements as mortality, investment earnings, expenses and persistency.

Experience will be reviewed not more frequently than annually nor less frequently than once every five (5) years with respect to the need to change policy cost factors.

If required, the procedures for making such changes are on file with the insurance regulators in the state in which this policy was delivered.

Charges after the Insured's 95th Birthday: Policy charges as shown on the Policy Schedule will not apply on and after the Policy Anniversary nearest the Insured's 95th birthday.

SURRENDER PROVISIONS

Total Surrender: You may surrender your policy for its Net Cash Value at any time while it is in force by Written Notice. We may also require return of your policy.

The date of surrender will be the date we receive your written request. The Net Cash Value will be determined as of the end of the Business Day during which your Written Notice is received. All coverage will end on the date of surrender.

Partial Surrenders: A partial surrender may be made at any time after the first Policy Anniversary by Written Notice.

When you make a partial surrender, we will reduce the Cash Value and the Specified Amount by the partial surrender amount and any surrender charges. A new Policy Schedule will be issued reflecting the changes.

The minimum partial surrender amount is shown on the Policy Schedule. We may require that any partial surrender amounts be first deducted from the Cash Value in the Subaccounts, then from the Fixed Account.

Partial surrenders will be allowed only if this policy continues to qualify as a contract of life insurance under IRC Section 7702. We may limit the maximum amount of all partial surrenders in each Policy Year to the greater of:

1.       10% of the total premium payments; or
2.       Cash Value less total premiums paid less any Debt.


LOAN PROVISIONS

Maximum Loan Value: The maximum loan value is 90% of the Net Cash Value as of the date of the loan.

Policy Loan: You may obtain a loan at any time while your policy is in force by Written Notice. The amount of the loan and all existing loans may not be more than the maximum loan value as of the date we process the loan. The minimum loan amount is shown on the Policy Schedule. The loan will be made upon the sole security and proper assignment of this policy to us.

Loan Interest: The loan interest rate is as stated in the Policy Schedule. Interest is charged daily and is payable at the end of each Policy Year. Unpaid interest will be added to the existing Debt as of the due date and will be charged interest at the same rate as the rest of the loan.

The Company credits a higher effective annual interest rate on:

     1. Amounts borrowed up to an amount equal to Cash Value less aggregate premium payments made to date (preferred loans); and

     2.   All loans against policies in the 11th Policy Year or later.

Preferred loans also include the amount of any outstanding policy loan transferred in a tax-free exchange.

Loan Repayment: All or part of a loan may be repaid to us at any time while this policy is in force.

Termination of Policy: If the total Debt ever equals or exceeds the Cash Value less the surrender charge, your policy will terminate without value.

Effect of a Loan: When you take a policy loan, we will transfer an amount equal to the policy loan from a Subaccount or the Fixed Account to the Policy Loan Account. We will also transfer any loan interest that becomes due and unpaid. Amounts transferred to the Policy Loan Account will earn interest daily from the date of transfer. When you repay part or all of a loan, we will transfer an amount equal to the amount you repay from the Policy Loan Account to a Subaccount or the Fixed Account.

Unless otherwise specified, transfers from the Subaccounts to the Policy Loan Account will be in proportion to the Cash Value in each Subaccount as of the loan date. Loan amounts will be transferred from the Fixed Account only when insufficient amounts are available in the Subaccounts.

Since the amount you borrow is removed from a Subaccount or the Fixed Account, a loan will have a permanent effect on any death benefit and Cash Surrender Value of this policy. The effect may be favorable or unfavorable. This is true whether you repay the loan or not. If the loan is not repaid, Debt will reduce the amount of any Death Proceeds.

Any Debt will be deducted from the Cash Surrender Value upon surrender or in determining any nonforfeiture benefit.

Right to Defer Payment of Loan: We reserve the right to defer payment of loan value, except to pay premiums, for six (6) months.

Consulting a Tax Advisor: We recommend that you consult with a tax advisor before taking a loan.

THE VARIABLE ACCOUNT

Variable Account: The Variable Account is designated on the Policy Schedule and consists of assets set aside by us, which are kept separate from our general assets and all of our other Variable Account assets. The assets of the Variable Account, equal to reserves and other liabilities of your policy and those of other owners, will not be charged with liabilities arising out of any other business we may do.

The Variable Account assets are divided into Subaccounts. The assets of the Subaccounts are allocated to the Investment Options shown on the Policy Schedule.

We will not, in connection with the allocation of investments or expenses, or in any other respect, discriminate unfairly between variable Subaccounts or between variable Subaccounts and other accounts.

Investments of the Variable Account: We may, from time to time, add additional Investment Options to those options shown on the Policy Schedule. You may be permitted to transfer Cash Value to the additional Investment Option(s).
However, the right to make any transfer will be limited by any terms and conditions in effect at the time of transfer.

If the shares of any of the Investment Options become unavailable for investment by the Variable Account, or we deem further investment in these shares inappropriate, we may limit further purchase of such shares or substitute shares of another Investment Option for shares already purchased under this policy. The investment policy of the Variable Account may not be changed without the approval of the Illinois Department of Insurance.

Valuation of Assets: Assets of the Variable Account are valued at their fair market value. The assets of the Variable Account will be valued at least as often as any policy benefits vary, but at least monthly.

Change in Operation of the Variable Account: We reserve the right to modify the structure or operation of the Variable Account. In such an event, we guarantee that such modification will not affect the value of your contract.

Accumulation Units: Accumulation units shall be used to account for all amounts allocated to or surrendered from a Subaccount as a result of premium payments, transfers, surrenders, or fees and charges. We will determine the number of accumulation units of a Subaccount purchased or canceled. This is done by dividing the amount allocated to (or the amount surrendered from) the Subaccount, by the dollar value of one accumulation unit of the Subaccount as of the Business Day during which we received Written Notice.

Accumulation Unit Value: The accumulation unit value for each Subaccount was set at $10 when the Subaccount became part of the Variable Account. Subsequent accumulation unit values for each Subaccount are determined by multiplying the accumulation unit value for the immediate preceding Business Day by the net investment factor of the Subaccount for the current Business Day. The accumulation unit value may increase or decrease from Business Day to Business Day.

Net Investment Factor: The net investment factor for each Subaccount is determined by dividing (1) by (2) and subtracting (3) from the result, where:

1.       Is the result of:

     a. The net asset value per share of the Investment Option held in the Subaccount, determined at the end of the Business Day; plus

     b. The per share amount of any dividend or capital gain distributions made by the Investment Option held in the Subaccount, if the "ex-dividend" date occurs as of the current Business Day; plus or minus

     c. A per share charge or credit for any taxes reserved for, which we determine to have resulted from the operations of the Subaccount.

2. Is the net asset value per share of the Investment Option held in the Subaccount, determined at the end of the last prior Business Day.

3. Is a daily factor representing the expense charges deducted from the Subaccount.

THE FIXED ACCOUNT

Fixed Account: The Fixed Account is funded by the general account of the Company. The general account consists of all of our assets other than those held in any separate investment account. The Fixed Account is credited with interest as described under the Policy Value Provisions. In addition to allocating your premiums to one or more of the Subaccounts described above, you may direct all or part of your premium payments into the Fixed Account.

TRANSFER PROVISIONS

Transfer Rules:  A transfer is subject to the following:

     1. The maximum number of transfers without a transfer processing fee is shown on the Policy Schedule;

     2. We reserve the right to assess a transfer processing fee if the number transfers exceeds the maximum number of free transfers shown on the Policy Schedule. We will notify you if we deduct a transfer processing fee and will deduct such fee from the amount which is transferred;

     3. You may not make a transfer until after the end of the free look period;

     4. The minimum amount which may be transferred is shown on the Policy Schedule;

     5. A transfer will be effected as of the end of the Business Day when we receive an acceptable transfer request; 6. We are not liable for a transfer made in accordance with your instructions;

     7. Your right to make transfers is subject to modification if we determine that the exercise of the right by one or more owners is, or would be, to the disadvantage of other owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which we consider to be to the disadvantage of other owners. A modification could be applied to transfers to or from one or more of the Subaccounts and could include, but is not limited to:

        a.   The requirement of a minimum time period between each transfer; or

b. Not accepting a transfer request from an agent acting under a power of attorney on behalf of more than one owner; or

c. Limiting the dollar amount that may be transferred between the Subaccounts at any one time;

     8. During times of drastic economic or market conditions, we may suspend the transfer privilege temporarily without notice and treat transfer requests based on their separate components (a redemption order with a simultaneous request for purchase of another Subaccount). In such a case, the redemption order would be processed at the source Subaccount's next determined accumulation unit value. However, the purchase into the new Subaccount would be effective at the next determined accumulation unit value for the new Subaccount only after we receive proceeds from the source Subaccount, or we otherwise receive cash on behalf of the source Subaccount;

     9. Transfers do not change the allocation instructions for future premium payments.

Transfer Processing: A number of transfers during each Policy Year are free as shown on the Policy Schedule. We will deduct from the amount being transferred the transfer processing fee shown on the Policy Schedule for transfers in excess of the free amount of transfers. Each Written Notice of transfer is considered to be one request regardless of the number of Subaccounts or the Fixed Account affected by the transfer.


CONVERSION PROVISIONS

Right to Exchange: Within the first 18 months after the effective date of this policy and while the policy is in force, you may convert this policy to any permanent life insurance or endowment policy then specifically available from us. No evidence of insurability will be required.

You may convert up to the Specified Amount of this policy. A request for conversion must be by Written Notice.

The new policy will be:

     1. Issued at the premium class then available for the plan of insurance being applied for, reflecting the risk classification of the Insured on the Policy Date of this policy;

     2. Issued on the form and at the premium rate we are using on the conversion date; and

     3.   Subject to any Assignee of Record for this policy.

The Incontestability and Suicide provisions of the new policy will be measured from the same date as this policy.

In no event will coverage be in force under both this policy and the new policy concurrently.

Conversion for Material Change: Within sixty (60) days following a material change in the investment policy of the Variable Account, you may exchange this policy for any permanent life insurance or endowment policy then specifically available from us. No evidence of insurability will be required.

You may convert up to the Specified Amount of this policy. A request for conversion must be by Written Notice.

The new policy will be:

     1. Issued at the premium class then available for the plan of insurance being applied for, reflecting the risk classification of the Insured on the Policy Date of this policy;

     2. Issued on the form and at the premium rate we are using on the conversion date; and

     3.   Subject to any Assignee of Record for this policy.

The Incontestability and Suicide provisions of the new policy will be measured from the same date as this policy.

In no event will coverage be in force under both this policy and the new policy concurrently.


OPTIONAL MODES OF SETTLEMENT

Proceeds may be paid in a lump sum, or in one of the optional modes of settlement. Once the proceeds are applied under an optional mode, any amounts payable are paid from our general account and will not be affected by the investment experience of any Variable Account.

While this policy is in force, you may choose or change settlement options at any time. If no settlement option has been chosen before the Insured's death, the beneficiary may choose one.

When proceeds become payable under any option, a settlement contract is issued in exchange for this policy. The new contract's effective date is the date of the Insured's death or the date this policy is surrendered.

Option 1 - Payment Certain - We pay the Cash Value in equal payments as specified. After each payment, interest of 3% compounded annually is added to the remaining amount which has not been paid. Payments are made until the amount applied, plus interest, is exhausted. The total of all payments made each year must be at least 5% of the amount applied under this option. Any outstanding balance may be withdrawn at any time.

Option 2 - Period Certain - We pay the Cash Value in equal installments over a designated period of time.

Option 3 - Life Annuity - We make monthly payments for the lifetime of the payee.

Option 4 - Life Annuity with Period Certain - We make monthly payments while the payee lives. If the payee dies before the specified period ends, the payments will continue until the end of the specified period. If, at any age, the amount of payments is the same for two or more periods certain, payment will be made as if the longest period certain was selected.

Additional Options:  We may make other options available.

                                          Option 1 - Payment Certain - Per $1,000 of Proceeds
-------------------------------- -------------------------------------------------------------------------------------

   Number of Years Specified                                    Amount of Installments
-------------------------------- ------------------------- --------------------- ------------------ ------------------

                                          Annual               Semi-Annual           Quarterly           Monthly
               6                          179.22                  90.27                45.30              15.14
               7                          155.83                  78.49                39.39              13.16
               8                          138.31                  69.67                34.96              11.68
               9                          124.69                  62.81                31.52              10.53
              10                          113.82                  57.33                28.77               9.61
              11                          104.93                  52.85                26.52               8.86
              12                           97.54                  49.13                24.66               8.24
              13                           91.29                  45.98                23.08               7.71
              14                           85.95                  43.29                21.73               7.26
              15                           81.33                  40.96                20.56               6.87
              16                           77.29                  38.93                19.54               6.53
              17                           73.74                  37.14                18.64               6.23
              18                           70.59                  35.56                17.84               5.96
              19                           67.78                  34.14                17.13               5.73
              20                           65.26                  32.87                16.50               5.51
              25                           55.76                  28.08                14.09               4.71
              30                           49.53                  24.95                12.52               4.18

1983(a) mortality tables at 3% interest with a five (5) year setback for females



                                          Option 2 - Period Certain - Per $1,000 of Proceeds
-------------------------------- -------------------------------------------------------------------------------------

   Number of Years Specified                                    Amount of Installments
-------------------------------- -------------------------------------------------------------------------------------

                                          Annual               Semi-Annual           Quarterly           Monthly
               1                          1,000.00                 503.70              252.78              84.47
               2                            507.39                 255.57              128.26              42.86
               3                            343.23                 172.89                86.76             28.99
               4                            261.19                 131.56                66.02             22.06
               5                            211.99                 106.78                53.59             17.91
               6                            179.22                  90.27                45.30             15.14
               7                            155.83                  78.49                39.39             13.16
               8                            138.31                  69.67                34.96             11.68
               9                            124.69                  62.81                31.52             10.53
              10                            113.82                  57.33                28.77              9.61
              11                            104.93                  52.85                26.52              8.86
              12                             97.54                  49.13                24.66              8.24
              13                             91.29                  45.98                23.08              7.71
              14                             85.95                  43.29                21.73              7.26
              15                             81.33                  40.96                20.56              6.87
              16                             77.29                  38.93                19.54              6.53
              17                             73.74                  37.14                18.64              6.23
              18                             70.59                  35.56                17.84              5.96
              19                             67.78                  34.14                17.13              5.73
              20                             65.26                  32.87                16.50              5.51
              25                             55.76                  28.08                14.09              4.71
              30                             49.53                  24.95                12.52              4.18
-------------------------------- ------------------------- --------------------- ------------------ ------------------

1983(a) mortality tables at 3% interest with a five (5) year setback for females


                                            Option 3 - Life Annuity -Per $1,000 of Proceeds
-------------------------- ------------------ --------------------- ------------------ ----------------------- ------------------

    Age of Annuitant*                          Age of Annuitant*                         Age of Annuitant*
                             Monthly Life                             Monthly Life                               Monthly Life
                                Annuity                                  Annuity                                    Annuity
   Male         Female                         Male      Female                          Male       Female
  16 and     21 and under        3.02           39         44             3.78            63          68             6.39
   under
                                                40         45             3.83            64          69             6.61
    17            22             3.04           41         46             3.89            65          70             6.84
    18            23             3.06           42         47             3.95            66          71             7.08
    19            24             3.08           43         48             4.02            67          72             7.35
    20            25             3.10           44         49             4.09            68          73             7.63
    21            26             3.12           45         50             4.16            69          74             7.94
    22            27             3.15           46         51             4.24            70          75             8.27
    23            28             3.17           47         52             4.32            71          76             8.59
    24            29             3.19           48         53             4.40            72          77             8.91
    25            30             3.22           49         54             4.49            73          78             9.23
    26            31             3.25           50         55             4.58            74          79             9.55
    27            32             3.28           51         56             4.68            75          80             9.89
    28            33             3.32           52         57             4.78            76          81             10.36
    29            34             3.35           53         58             4.88            77          82             10.83
    30            35             3.38           54         59             5.00            78          83             11.30
    31            36             3.42           55         60             5.11            79          84             11.77
    32            37             3.46           56         61             5.24            80          85+       12.25
    33            38             3.50           57         62             5.38            81                    12.91
    34            39             3.54           58         63             5.52            82                    13.59
    35            40             3.58           59         64             5.67            83                    14.26
    36            41             3.63           60         65             5.83            84                    14.93
    37            42             3.67           61         66             6.01            85+                   15.62
    38            43             3.72           62         67             6.19

*Use the Payee's age nearest the Date of Settlement.

1983(a) mortality tables at 3% interest with a five (5) year setback for females



                                 Option 4 - Life Annuity with Period Certain - Per $1,000 of Proceeds
-------------------------- ------------------ --------------------- ------------------ ----------------------- ------------------

    Age of Annuitant*       Number of Years    Age of Annuitant*     Number Of Years     Age of Annuitant*      Number of Years
                               Specified                                Specified                                  Specified
   Male         Female       15        20      Male      Female        15       20       Male       Female        15       20
   16 and     21 and under   2.96      2.96      39         44         3.59     3.56       63          68         5.26     4.91
   under
                                                40         45         3.63     3.60       64          69         5.37     4.97
    17            22        2.98      2.97      41         46         3.67     3.64       65          70         5.47     5.03
    18            23        2.99      2.99      42         47         3.72     3.68       66          71         5.57     5.09
    19            24        3.01      3.01      43         48         3.77     3.73       67          72         5.67     5.14
    20            25        3.03      3.03      44         49         3.82     3.78       68          73         5.77     5.19
    21            26        3.05      3.05      45         50         3.87     3.82       69          74         5.87     5.23
    22            27        3.07      3.07      46         51         3.93     3.87       70          75         5.97     5.27
    23            28        3.09      3.09      47         52         3.98     3.92       71          76         6.06     5.31
    24            29        3.11      3.11      48         53         4.04     3.98       72          77         6.15     5.35
    25            30        3.14      3.13      49         54         4.10     4.03       73          78         6.24     5.37
    26            31        3.16      3.16      50         55         4.17     4.09       74          79         6.32     5.40
    27            32        3.19      3.18      51         56         4.24     4.15       75          80         6.39     5.42
    28            33        3.21      3.20      52         57         4.31     4.20       76          81         6.46     5.44
    29            34        3.24      3.23      53         58         4.38     4.26       77          82         6.52     5.46
    30            35        3.27      3.26      54         59         4.45     4.33       78          83         6.58     5.47
    31            36        3.30      3.29      55         60         4.53     4.39       79          84         6.63     5.48
    32            37        3.33      3.32      56         61         4.61     4.45       80          85+        6.67     5.49
    33            38        3.36      3.35      57         62         4.70     4.52       81                     6.71
    34            39        3.39      3.38      58         63         4.79     4.58       82                     6.74
    35            40        3.43      3.41      59         64         4.88     4.65       83                     6.77
    36            41        3.47      3.45      60         65         4.97     4.72       84                     6.79
    37            42        3.50      3.48      61         66         5.07     4.78       85+                    6.81
    38            43        3.54      3.52      62         67         5.16     4.85

*Use the Payee's age nearest the Date of Settlement.

1983(a) mortality tables at 3% interest with a five (5) year setback for females

If, at any age, the amount of payments is the same for two or more periods certain, payment will be made as if the longest period certain was selected.

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                            Adjustable Death Benefit
                    Death Proceeds Payable at Insured's Death
                                Non-Participating
                   Investment Experience Reflected in Benefits